EXHIBIT 5




                            ARNALL GOLDEN GREGORY LLP
                              171 17th Street, N.W.
                                   Suite 2100
                             Atlanta, GA 30363-1031

                                                      telephone:  (404) 873-8500
                                                      facsimile:  (404) 873-8501

                                  June 28, 2005


SYSCO Corporation
1390 Enclave Parkway
Houston, Texas  77077-2099

         Re: Form S-3 Registration Statement

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form S-3 of SYSCO Corporation, a Delaware corporation, filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of 330,022 shares of common stock, par value $1.00 per share (the "Shares") offered by the selling shareholders named in the above-reference Registration Statement of even date herewith.

     In acting as counsel to you, we have examined and relied upon such corporate records, documents, certificates, and other instruments and examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based upon and subject to the foregoing, we advise you that in our opinion the Shares are legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" contained therein and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                         Sincerely,


                                         /s/  ARNALL GOLDEN GREGORY LLP

                                         ARNALL GOLDEN GREGORY LLP